Nelnet Issues Statement Regarding Department of Education NextGen Business Process Operations Proposal

Lincoln, NEB., June 22, 2020 – Nelnet (NYSE: NNI) announced today that the U.S. Department of Education, Office of Federal Student Aid (Department) has notified the company that the company’s proposal in response to the Business Process Operations (BPO) component of the Department’s Next Generation Financial Services Environment (NextGen) contract procurement process has been determined to be ineligible for award, claiming the company’s response did not meet certain requirements related to small business participation. BPO is the back office and call center operational functions for servicing the Department’s 43 million student loan customers. Nelnet has requested a debriefing by the Department, and the company is considering its legal options, including filing a protest challenging the decision.

“We are shocked that the two highest rated servicers and the dedicated employees who are responsible for achieving those rankings will not be considered by the Department for this contract,” said Jeff Noordhoek, chief executive officer of Nelnet. “We are frustrated and disappointed by this decision and the lack of transparency in the process and will pursue every legal avenue available to ensure that students have the high quality service they’ve come to expect from us. The federal student loan program is very complicated to administer, and to simply throw away the training and experience of Nelnet, Great Lakes, and our dedicated associates is a recipe for an implementation disaster that will negatively impact borrowers.”

The Department’s NextGen contract procurement process is comprised of solicitations, including BPO and the Enhanced Processing Solution (EPS) transitional information technology platform, which will make up a new framework for the servicing of all of the student loans owned by the Department. On April 2, 2020, Nelnet announced that the Department had notified the company that the company’s response to the EPS component was determined to be outside of the competitive range and would receive no further consideration for an award. The company has filed an initial and two supplemental protests with the Government Accountability Office challenging the Department’s EPS decision. The company cannot predict the outcome of these protests. A decision is expected by late July.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes Educational Loan Services, Inc. (Great Lakes) were awarded student loan servicing contracts by the Department in June 2009 to provide servicing for loans owned by the Department. As of March 31, 2020, Nelnet Servicing was servicing $185.5 billion of student loans for 5.5 million borrowers under its contract, and Great Lakes was servicing $243.2 billion of student loans for 7.3 million borrowers under its contract. These servicing contracts expire on December 14, 2020 with two potential six-month extensions at the Department's discretion through December 14, 2021. If the Department’s contract decisions stand, Nelnet Servicing and Great Lakes will eventually be required to migrate these portfolios onto another provider’s system and the company would restructure the company’s loan servicing segment for long-term success.

Nelnet will continue to be a leader in servicing Federal Family Education Loan (FFEL) Program, private education, and consumer loans for clients. As of March 31, 2020, the company was servicing $48.7 billion in FFEL Program, private education, and consumer loans for 2.1 million borrowers. The company continues to have opportunities to increase its private and consumer loan servicing for FinTech lenders, as well as professional services for businesses and states.

“The Department’s contracting decisions are difficult and, if they stand, they will have a long-term impact on Nelnet,” added Noordhoek. “Fortunately, we are financially strong and have diversified significantly over the years. Moving ahead, I’m confident there will be better days and we will continue to grow our core businesses and invest in new opportunities by focusing on exceptional service and leveraging our great place to work.”

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," “continue,” “could,” "estimate," "expect," “intend,” "may," “plan,” “potential,” "will," “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2019; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's procurement process, the uncertain timing and nature of the outcome of the company's protest of the reported decision by the Department as to the company's proposal for the EPS component of the Department's procurement, the uncertain timing and nature of the outcome of the company’s intended protest of the reported decision by the Department as to the company’s proposal for the BPO component, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized within the currently anticipated time frame or at all, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; risks and uncertainties from changes in the credit and services marketplace resulting from changes in applicable laws, regulations, government programs, budgets and annual appropriations, and other factors; and cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.